EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 2, 2015 relating to the financial statements as of December 31, 2014 for the period from October 16, 2014 to December 31, 2014 (Successor), and the effectiveness of internal control over financial reporting, which appears in Eagle Bulk Shipping Inc.'s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut

May 1, 2015